Exhibit (i)(2)

SUTHERLAND ASBILL & BRENNAN LLP 1275 Pennsylvania Ave., NW Washington, DC 20004-2415 202.383.0100 Fax 202.637.3593 www.sutherland.com

FREDERICK R. BELLAMY

DIRECT LINE: 202.383.0126

E-mail: fred.bellamy@sutherland.com

April 11, 2014

M Fund, Inc.

1125 N.W. Couch Street

Suite 900

Portland, OR  97209

RE:                           M Fund, Inc.

Form N-1A, SEC File No. 811-09082

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Counsel” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A filed by M Fund, Inc. (File No. 811-09082).  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

SUTHERLAND ASBILL & BRENNAN LLP

/s/ Frederick R. Bellamy
Frederick R. Bellamy